Exhibit 5.1

OPINION OF BRYAN CAVE LLP

September 19, 2002

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949

Re: SpatiaLight, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We refer to Amendment No. 4 to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by SpatiaLight, Inc., a New York corporation (the “Company”), on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 462(b) under the Act, of 4,760,549 shares of the Company’s common shares, par value $.01 per share (the “Common Shares”).

We are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Company and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

     (1)  The Company is a corporation duly incorporated and is validly existing under the laws of the State of New York.

     (2)  The Common Shares being registered for the account of certain of the Company’s stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

BRYAN CAVE LLP

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